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                                                                    EXHIBIT 3(c)




                            CERTIFICATE OF AMENDMENT
                          CERTIFICATE OF INCORPORATION
                                       OF
                        HARTE-HANKS COMMUNICATIONS, INC.



Harte-Hanks Communications, Inc. a corporation organized and existing under the Delaware General Corporation Law (the "Corporation")

DOES HEREBY CERTIFY:

         FIRST: that at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable, and directing that the amendment be submitted to the stockholders of the Corporation for their consideration. The resolutions setting forth the proposed amendment are as follows:

                 RESOLVED, that it is in the best interests of the Corporation that the Amended and Restated Certificate of Incorporation of the Corporation be amended to increase the number of authorized shares of Common Stock that may be issued by the Corporation from 50,000,000 to 125,000,000.

                 RESOLVED FURTHER, that the Board of Directors is hereby authorized to submit to the stockholders of the Corporation the proposal to amend the Amended and Restated Certificate of Incorporation of the Corporation to provide for the increase in the number of authorized shares of Common Stock.

         SECOND: that Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

                 FOURTH. The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is one hundred and twenty-six million (126,000,000), of which one hundred twenty-five million (125,000,000) shares shall be Common Stock of the Corporation, par value $1.00 per share, and one million (1,000,000) shares shall be Preferred Stock, par value $1.00 per share. Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to the date from which accumulated preferred dividends, if any, shall be cumulative. Each such series shall have such voting powers, if any, and such preferences and relative, participating, optional or other special rights, with such qualifications, limitations or restrictions of such




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preferences and/or rights, and the benefit of such affirmative or negative covenants as shall be stated in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock, including, but without limiting the generality of the foregoing, the following:

         (a) The rates and times at which, and the terms and conditions on which, dividends on Preferred Stock or series thereof shall be paid;

         (b) The right, if any, of the holders of Preferred Stock or series thereof to convert the same into, or exchange the same for, shares of other classes or series of stock of the Corporation and the terms and conditions of such conversion or exchange;

         (c) The redemption price or prices, if any, and the time or times at which, and the terms and condition of which, Preferred Stock or series thereof may be redeemed;

         (d) The rights of the holders of Preferred Stock or series thereof, if any, upon the voluntary or involuntary liquidation, merger, consolidation, distribution or winding up of the Corporation;

         (e) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock or series thereof; and

         (f) Such other relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, all as may be stated in a resolution or resolutions providing for the issue of such Preferred Stock.

         After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of this Article FOURTH) shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of this Article FOURTH), then, and not otherwise, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

         After distribution in full of the preferential amount (fixed in accordance with the provisions of this Article FOURTH) to be distributed to the holders of Preferred Stock in the event of the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up, of the Corporation, the holders of the Common Stock shall be entitled to receive ratably all of the remaining assets of the Corporation available for distribution to stockholders.

         Except as may otherwise be required by law or provided herein, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder on all matters voted upon by stockholders.





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         No holder of stock of any class of the Corporation shall be entitled as of right to subscribe or purchase any shares of stock of any class whether now or hereafter authorized, or any bonds, debentures, or other evidences of indebtedness whether or not convertible into or exchangeable for stock.

         THIRD:   the stockholders of the Corporation holding the necessary
number of shares as required by statute have duly adopted and approved the above stated amendment pursuant to Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, Harte-Hanks Communications, Inc. has caused this Certificate of Amendment to be executed by the undersigned this 30th day of April 1996.

                                              HARTE-HANKS COMMUNICATIONS, INC.


                                              By:  /s/ Donald R. Crews
                                                   ---------------------------
                                                   Donald R. Crews
                                                   Senior Vice President, Legal
                                                   and Secretary





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